Exhibit 5.1
[Letterhead of Navitas Semiconductor Corporation]

March 7, 2024
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, CA 90503-1640

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933 of 7,165,816 shares (the “Shares”) of Class A Common Stock, par value $0.0001 per share, of Navitas Semiconductor Corporation, a Delaware corporation (the “Company”), to be issued pursuant to and in accordance with the Navitas Semiconductor Corporation 2021 Equity Incentive Plan, as amended (the “Plan”), I, as general counsel to the Company, have examined such corporate records, certificates, agreements and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Upon the basis of such examination, it is my opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and, when applicable, paid for in accordance with the Plan, be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware General Corporation Law, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Further, in rendering the foregoing opinion, I am not passing upon any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

I consent to the filing of this letter as an exhibit to the above-referenced registration statement on Form S-8. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Paul D. Delva

Paul D. Delva
Senior Vice President, General Counsel and Secretary